As filed with the Securities and Exchange Commission on
                     May 11, 2001 Registration No. 333-56974



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                      PRE-EFFECTIVE AMENDMENT NO. 3 TO THE
                        FORM SB-2 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933 OF

                                  MIRENCO, INC.

             (Exact name of registrant as specified in its charter)

Iowa                                 3714                            336322                                39-1878581
--------                             ----                            ------                                ----------
(State or Other                (Primary Standard                 (North American                        (IRS Employer
Jurisdiction of           Industrial Classification         Industry Classification                   Identification
Incorporation or                ("SIC") Number)              Number System ("NAICS")                   ("EIN")Number)
Organization)                                                        Number)

                     ---------------------------------------

                           206 May Street, PO Box 343
                              Radcliffe, Iowa 50230
                                 (800) 423-9903
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)
   ---------------------------------------------------------------------------

                                    Copy To:
                              Carl N. Duncan, Esq.
                            Duncan, Blum & Associates
                 5718 Tanglewood Drive, Bethesda, Maryland 20817
                                 (301) 263-0200

        Approximate date of commencement of proposed sale to the public:
             As soon as practicable after the effective date of the
                             Registration Statement

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                      1933, check the following box: [x].

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of the Registration Statement and up to nine (9) months thereafter or until such earlier time that all the shares registered hereunder have been sold.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                                      5.1-1

                                                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 26.  Recent Sales of Unregistered Securities

         There has been no established trading market for the Registrant's common stock since its inception on February 21, 1997. As of July 31, 2000, Registrant had approximately 4,900 shareholders of record owning its 13,258,877 outstanding shares of common stock.

         On March 1, 1997, Registrant issued 9,000,000 shares (considering the effect of the 3:1 and 5:1 stock splits) of restricted common stock to Mr. Dwayne
L. Fosseen, Chairman, CEO and Treasurer of Registrant and record and beneficial owner of approximately 68.2% of Registrant's outstanding shares, in consideration and exchange for his services in connection with the organization of Registrant. Registrant claimed the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Securities Act of 1933 and Rule 505 of Regulation D thereunder.

         From May 31, 1997 through April 30, 1998, Registrant issued and sold (at $.33 per share) an aggregate of 2,572,200 shares (considering the effect of the 3:1 and 5:1 stock splits) of common stock to 515 purchasers for consideration of cash and services totaling $857,400. No underwriter was employed in connection with the offering and sale of the shares. The Company claimed the exemption from registration in connection with its Small Corporation Offering Registration ("SCOR") offering provided under Section 3(b) of the Securities Act of 1933 and Rule 504 of Regulation D promulgated thereunder. The facts relied upon by the Registrant to make the ss.3(b) SCOR offering exemption available include the following: (i) the aggregate offering price for the offering of the shares of common stock did not exceed $1,000,000, less the aggregate offering price for all securities sold within the twelve months before the start of and during the offering of the shares in reliance on an exemption under Section 3(b), or in violation of Section 5(a) of the 1933 Act; (ii) no general solicitation or advertising was conducted by Registrant in connection with the offering of any of the shares; and (iii) the Registrant has not been since its inception (a) subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; (b) an "investment company" within the meaning of the Investment Company Act of 1940, as amended; or (c) a development stage company that either has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.

         During April 1999, Registrant issued and sold (at $1.00 per share) an aggregate of 58,600 shares (considering the effect of the 5:1 stock split) of common stock to three employees and one consultant of Registrant for services rendered totaling $58,000. No underwriter was employed in connection with the offer and sale of the shares. Registrant claimed the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Act and Rule 504 of Regulation D thereunder.

         During May through June 1999, Registrant issued and sold (at $5.00 per share) an aggregate of 66,979 shares of common stock to 192 purchasers for cash consideration totaling $334,895. As part of the unit offering, the 192 purchasers were also granted a warrant to purchase four shares of common stock for every one share purchased; specifically, warrants to purchase 267,916 shares were issued to non-affiliated investors at an exercise price of $5.00 per share, expiring on June 15, 2002. No underwriter was employed in connection with the offer and sale of the shares. Registrant claimed the exemption from registration in connection with such offering provided under Section 4(2) of the Act and Rule 504 of Regulation D thereunder.

         From July 30, 1999 and continuing through July 30, 2000, Registrant offered at $5.00 per share, up to 2,000,000 shares to Iowa residents. No underwriter was employed in connection with such Iowa-Only Offering of shares. 1,561,248 shares of common stock were sold. Registrant claimed the exemption from registration in such intra-state offering provided by Section 3(a) (11) of the Securities Act of 1933. While (1) the shares were part of an issue registered, offered and sold only to residents of Iowa, (2) Registrant is incorporated in Iowa and (3) Registrant is doing business within Iowa, certain of our Iowa-Only Offering Shares were resold by Iowa residents to non-Iowa residents before "coming to rest" under Section 3 (a) (11) and/or Rule 147's nine month standard. Accordingly, Registrant voluntarily elected to rescind the Iowa-Only Offering. Upon completion of this Rescission Offer, approximately 3.7% of the eligible Iowa-Only Offering Shareholders elected to rescind prior purchase of shares.

         Since  inception,  Registrant  has  periodically   issued   options  in
circumstances unrelated to the Rule 504 offering described above:

The first relates to options issued to certain employees, affiliates and/or service providers under employee benefit plans as defined in Rule 405, namely:

1. According to the 1998 Common Stock Compensation Plan, in December 1998, options to purchase 367,400 shares were issued to four original employees for past services at the split-adjusted exercise price of $0.29 per share, expiring on December 31, 2008.

2. According to the 1998 Common Stock Compensation Plan, in June 1999, options to purchase 100,000 shares were issued to J. Richard Relick, our Chief Operating Officer for past services at an exercise price of $4.25 per share, expiring on June 15, 2009.

3. According to the 1999 Common Stock Compensation Plan, in November 1999, options to purchase 560,000 shares were issued to Wayne Allison, our President, and Darrell Jolley, our Chief Financial Officer at an exercise price of $5.00 per share, expiring on September 30, 2008 and vesting quarterly through September 30, 2003.

4. According to the 2001 Common Stock Compensation Plan, in March 2001, options to purchase 9,160 shares were issued to six employees and/or consultants at an exercise price of $5.00 per share, expiring on March 31, 2010.

The second relates to our March 2000 agreement with Duncan, Blum & Associates, our securities counsel, to pay for legal services in warrants, in lieu of cash for services, to purchase 30,000 shares at an exercise price of $0.01 per share, expiring on March 31, 2003.

Registrant claimed the exemption from registration in connection with each of these private options and warrants transactions provided under Section 4(2) of the Securities Act of 1933 and Rule 505 of Regulation D thereunder.

Item 27.  Index to Exhibits

(a)(1) Financial Statements -- Included in Prospectus: Independent Certified Public Accountants' Report. Balance Sheets as of December 31, 2000 and 1999.

         Statements of Operations for the years ended December 31, 2000 and 1999 and the period from February 21, 1997 (inception) to December 31, 2000.

         Statement of Changes in Stockholders' Equity for the period from February 21, 1997 (inception) through December 31, 2000.

         Statements of Cash Flows for the years ended December 31, 2000 and 1999 and the period from February 21, 1997 (inception) to December 31, 2000.

   Notes to Financial Statements.

(a)(2) Included Separately from Prospectus: Consent of Independent Public Accountants (see Exhibits below).

   Other than the Financial Data Schedule, no schedules are included for the reason that all required information is contained in the financial statements included in the Prospectus.

(c)      Exhibits:

* 3.1          Certificate of Incorporation of Registrant.
* 3.2          Certificates of Amendment to the Certificate of Incorporation.
* 3.3          Bylaws of Registrant
* 3.4          Form of Stock Certificate
   5.1         Opinion of Counsel as to the Legality of the Shares.
* 10.1(a)      Employment Agreement between Registrant and Dwayne L.  Fosseen.
* 10.1(b)      Employment Agreement between Registrant and J. Richard Relick.
* 10.1(c)      Employment Agreement between Registrant and Wayne Allison.
* 10.1(d)      Employment Agreement between Registrant and Darrell Jolley.
* 10.2(a)      Stock Option Agreement between Registrant and Wayne Allison.
* 10.2(b)      Stock Option Agreement between Registrant and Bruce Bergeron.
* 10.2(c)      Stock Option Agreement between Registrant and Richard Evans.
* 10.2(d)      Stock Option Agreement between Registrant and Betty Fosseen.
* 10.2(e)      Stock Option Agreement between Registrant and Darrell Jolley.
* 10.2(f)      Stock Option Agreement between Registrant and J. Richard Relick.
* 10.2(g)      Stock Option Agreement between Registrant and Dave Stone.
* 10.3         American Technologies LLC, Fosseen Manufacturing & Development,
                 Mirenco, Inc., Ethaco Agreements to Terminate Prior Agreements and Transfer License, respectively.
* 10.4         Purchase Agreement Between Registrant and American
                 Technologies, LLC.
* 10.5         Environmental Regulatory Approvals with the U.S. Environmental
                 Protection Agency and California Air Resources Board.
* 10.6         Summary of Patents and Associated Service Marks.
* 10.7         Copies of U.S.  and Canadian Patents Issued to Dwayne L. Fosseen.
* 10.8         Summary of Mexican Patents and Associated Protections Issued to
                 Dwayne L.  Fosseen.
* 10.9         Rental Agreement between Registrant and Fosseen Manufacturing &
                 Development, Inc.
* 10.10        March 31, 2000 Warrant Agreement between Registrant and Duncan,
                 Blum & Associates.
* 10.11        Registrant's 1999 Stock Compensation Plan.
* 10.12        Registrant's 1998 Stock Compensation Plan.
* 10.13 (a)    Lease for Land
* 10.13 (b)    Stock Option Agreement between Registrant and Betty Fosseen
* 10.13 (c )   Stock Option Agreement between Registrant and Paul Fornier
* 10.13 (d)    Stock Option Agreement between Registrant and Frank Annett
* 10.13 (e)    Stock Option Agreement between Registrant and Duane Talbot
* 10.13 (f)    Stock Option Agreement between Registrant and Norma Fiddelke
* 10.13 (g)    Stock Option Agreement between Registrant and Richard Moffitt
  23.1         Consent of Counsel (Duncan, Blum & Associates).
* 23.2         Consent of Auditors (Grant Thornton LLP).

* These exhibits were filed in the July 10, 2000 and March 13, 2001 Registration Statements and/or Pre-Effective Amendments filed subsequently. Since no changes to such filings have occurred and/or are not material, these exhibits are not filed herewith and are hereby incorporated by reference.



                                      5.1-2

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Pre-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of Radcliffe, State of Iowa, on the 11th day of May, 2001.

                         Mirenco, Inc.

                         By: /s/ Dwayne W. Fosseen
                         Dwayne W. Fosseen, Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the Registration Statement has been signed below by the following persons in their respective capacity as officer and/or director of the Registrant on the date indicated.

Signatures/Title                                                      Date

/s/ Dwayne Fosseen                                                 May 11, 2001
------------------
Dwayne Fosseen, Chairman and Chief Executive Officer
And  Treasurer

/s/ J. Richard Relick                                              May 11, 2001
------------------------
J. Richard Relick, Director and Chief Operating Officer
and  Secretary

/s/ Wayne Allison                                                  May 11, 2001
------------------------
Wayne Allison, President

/s/ Darrell R. Jolley                                              May 11, 2001
---------------------
Darrell R. Jolley, Chief Financial Officer

/s/ Don Williams                                                   May 11, 2001
----------------
Don Williams, Director

/s/ Jerrold Handsaker                                              May 11, 2001
---------------------
Jerrold Handsaker, Director






                                     5.1-3

                               CONSENT OF COUNSEL


     We herby consent to the reference to us in the Prospectus constituting part of this Pre-Effective Amendment No. 3 to the Form SB-2 Registration Statement for Mirenco, Inc. under the caption "Legal Matters."



                                   /s/ DUNCAN, BLUM & ASSOCIATES
                                       Duncan, Blum & Associates

Bethesda, Maryland
May 11, 2001